UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Affymetrix, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

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On March 22, 2016, Affymetrix, Inc. (“Affymetrix”) received a new unsolicited written non-binding proposal from Origin Technologies Corporation, LLC (“Origin”) to acquire all outstanding shares of Affymetrix for $17.00 per share in cash. Filed herewith are (a) a copy of the new proposal from Origin and (b) the financing commitment letter from SummitView Capital attached thereto.

Origin Technologies Corporation, LLC

March 22, 2016

VIA DELIVERY AND EMAIL

Board of Directors of Affymetrix, Inc.

Affymetrix, Inc.

3420 Central Expressway

Santa Clara, CA 95051

Members of the Board of Directors:

I am writing to you to inform you that Origin Technologies Corporation, LLC (“Origin”) has significantly enhanced the terms of our proposal to acquire all of the outstanding shares of Affymetrix, Inc. (the “Company”). We are now prepared to offer $17.00 per share in cash, which represents a 84.6% premium to Affymetrix’ unaffected closing share price of $9.21 on the last trading day prior to the announcement of Thermo Fisher Scientific Inc.’s (“Thermo”) proposed acquisition of Affymetrix, and offers Affymetrix stockholders a 21.4% premium relative to Affymetrix’ proposed transaction with Thermo, under which Affymetrix stockholders would receive only $14.00 per share in cash.

Further, in order to provide you an added level of assurance that we are fully committed to the transaction and to demonstrate our confidence in our ability to satisfy our financial obligations, we are prepared to increase the size of our reverse termination fee to $100,000,000. Importantly, this reverse termination fee will be supported by a letter of credit. And as we mentioned in our letter yesterday afternoon, we are very confident in our ability to secure any regulatory approvals should they be required and are prepared to agree to include a “hell or high water” provision in the merger agreement under which we will agree take any and all actions required to obtain regulatory approvals should they be required.

We strongly urge you to take the time needed to closely study and consider our proposal. Importantly, we are not asking you to terminate your existing merger agreement with Thermo Fisher Scientific, Inc. (“Thermo”) at this point in time. Rather, we are asking you to comply with your fiduciary duties to your stockholders by engaging with us on our offer which, given its significant, fully financed premium to Thermo’s existing offer, you must reasonably conclude could reasonably be expected to lead to a superior proposal.

By delaying your March 24, 2016 Special Meeting of Stockholders, you have the opportunity to explore this compelling opportunity to create additional value for your stockholders above and beyond the Thermo transaction. We urge you to take this approach so that, for the benefit of your stockholders, we can allay any concerns you may have with respect to our proposal. Once you engage with us and we are able to share confidential information, we are prepared to provide additional details regarding our financial resources that we are highly confident you will find compelling.

In addition, once we establish communication with the board, we would be willing to entertain creative solutions to achieve a win, win, win solution for all parties while at the same time maximizing stockholder value.

As you know, a decision to postpone the meeting is not a vote against the existing merger; it is, rather, a decision to allow the Affymetrix board an opportunity to comply with its fiduciary duties and engage with Origin to consider its superior proposal.

We look forward to your prompt reply.

Sincerely yours,

/s/ Wei Zhou

Wei Zhou

President

Origin Technologies Corporation, LLC

March 22, 2016

Affymetrix, Inc.

3420 Central Expressway

Santa Clara, CA 95051

Re:	Acquisition Financing

Ladies and Gentlemen:

Jiaxing TopView Investment Partnership LLP (“TopView”), a financing consortium led by SummitView Capital (“SummitView”), is pleased to provide you with this letter confirming our intent to provide acquisition financing to Origin Technologies Corporation, LLC (the “Company”) to support the acquisition by the Company of Affymetrix, Inc. (the “Transaction”).

TopView intends to provide a total amount of $2,000,000,000 of financing (the “Financing”) at closing to support the Transaction. It is anticipated that TopView will be capitalized with a combination of (i) an equity contribution from SummitView affiliated investment fund(s) and from Zhejiang United Investment Group (“ZUIG”) of $850,000,000 in the aggregate and (ii) debt financing from China Merchants Bank, Shanghai Pudong Development Bank and the Export-Import Bank of China, with whom we have binding available revolving credit facilities, of $1,150,000,000 in the aggregate (however, if that debt financing or the equity financing from ZUIG is not available for any reason, SummitView is prepared and able to provide the full $2,000,000,000 of Financing). We may further syndicate a portion of the foregoing equity commitment to other large investment funds with whom we have relationships and we may further arrange additional credit facilities to cover all or a portion of the foregoing financing from one or more large financial institutions with whom we have relationships, but TopView will in any event remain responsible for the full amount of the Financing. TopView intends to execute a binding funding commitment letter with all fund providers for the full amount of the Financing no later than the date on which a definitive merger agreement is executed between the Company and Affymetrix. TopView also intends to enter into a binding note purchase agreement with the Company for the full amount of the Financing no later than the date on which a definitive merger agreement is executed between the Company and Affymetrix. Each of the funding commitment letter and the note purchase agreement would provide third party enforcement status to the Company and Affymetrix and the right to specific performance thereof. The material terms of each of the funding commitment letter and the note purchase agreement have been fully negotiated between us and the Company as of the date of this letter.

SummitView has been operating for five years and currently manages ten investment funds with a total of more than $3,000,000,000 under management. SummitView has been the lead equity investor in more than 30 transactions since 2011 and currently has equity investments in more than 70 portfolio companies. SummitView also has undrawn revolving credit lines of approximately $7,000,000,000. SummitView’s investment professionals in China are located in Beijing, Shanghai, Shenzhen, Zhejiang and Jiangsu Province and also has investment professionals in California.

We are pleased to confirm that we have received approval from our investment committee to deliver this letter to you.

If you have any questions regarding our capabilities or interest in this Transaction, please feel free to contact the undersigned directly at +86-1391-157-0151. We hope that this letter sufficiently conveys to you our interest in the Transaction.

We look forward to working with you on this Transaction.

Sincerely,

Jiaxing TopView Investment Partnership LLP

By:	/s/ Feng Li
Name: Feng Li
General Partner SummitView Capital

By:	/s/ Feng Li
Name: Feng Li
Founding Partner

Copy to:

Origin Technologies Corporation, LLC

Important Information for Affymetrix Stockholders

In connection with the proposed merger with Thermo Fisher, Affymetrix has filed a proxy statement with the Securities and Exchange Commission (the “SEC”). STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED WITH THE SEC ON FEBRUARY 24, 2016 BECAUSE IT CONTAINS IMPORTANT INFORMATION. Stockholders may obtain a free copy of the proxy statement and any other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. In addition, stockholders will be able to obtain, without charge, a copy of the proxy statement and other relevant documents at Affymetrix’ website at investor.Affymetrix.com or by contacting Affymetrix’ investor relations department via e-mail at investor@affymetrix.com.

Affymetrix and its directors, executive officers and other members of its management and employees as well as Thermo Fisher and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Affymetrix’ stockholders with respect to the merger. Information about Affymetrix’ directors and executive officers and their ownership of Affymetrix’ common stock is set forth in the proxy statement for Affymetrix’ 2016 Special Meeting of Stockholders, Affymetrix’ Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and proxy statement for Affymetrix’ 2015 Annual Meeting of Stockholders. Information about Thermo Fisher’s directors and executive officers is set forth in the proxy statement for Thermo Fisher’s 2015 Annual Meeting of Stockholders. Stockholders may obtain additional information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the merger, including the interests of Affymetrix’ directors and executive officers in the merger, which may be different than those of Affymetrix’ stockholders generally, by reading the proxy statement and other relevant documents regarding the merger, which have been filed with the SEC.